Exhibit 99.1

Delphi Announces Leadership Transition Plan

•	Chief Executive Officer and President Rodney O’Neal to retire March 1, 2015

•	Chief Financial Officer Kevin P. Clark named chief operating officer, will succeed O’Neal

•	Mark J. Murphy named chief financial officer

GILLINGHAM, England - Sept. 9, 2014 - Delphi Automotive PLC (NYSE: DLPH) Chief Executive Officer and President Rodney O’Neal, today announced plans to retire March 1, 2015, following a distinguished 43-year career. Effective Oct. 1, 2014, Kevin P. Clark, Delphi chief financial officer and executive vice president, is named chief operating officer and will succeed O’Neal as CEO and president upon his retirement next year.

O’Neal, 61, will stay on in an advisory role until the end of 2015. Mark J. Murphy, formerly president, U.S. Industrial Gases, Praxair, Inc., is appointed CFO and executive vice president, succeeding Clark, also effective Oct. 1, 2014.

Jack Krol, Delphi’s chairman of the board stated, “Rodney O’Neal has been an exceptional CEO in guiding Delphi’s transformation and positioning it as an industry leader. After successfully leading the company through its Chapter 11 restructuring, Rod took Delphi public with its IPO in 2011, generating significant shareholder value. With Rod at the helm, Delphi’s market capitalization has increased more than three-fold to $21 billion. We are extremely grateful for his invaluable contributions and look forward to his continued support in an advisory role.”

“Delphi’s strength, industry-leading portfolio, strong financials and talented leadership team all position it for continued future success,” said O’Neal. “Kevin has been a key leader in creating and implementing our business strategy, and I have every confidence he will continue to drive strong value creation. As for me, I’ve had over 40 demanding, eventful and amazing years.  It's time."

In his role as COO, Clark will continue to report to O’Neal and will be responsible for all business segments, as well as the Global Supply Management function.

Added Krol, “The selection of Kevin to succeed Rod next year reflects the Board’s deliberate and focused succession plan. Kevin is a strong leader who has extensive experience across multiple industries and a track record of significant value creation. The Board believes Kevin is the right leader to drive continued shareholder value.”

“I am humbled and honored to be selected to succeed Rod as Delphi’s next CEO and president," said Clark. “Under his leadership, Delphi has established a track record of strong execution for our customers and creating value for our shareholders. We have the right management team, the right strategy, and the right execution formula to build on our accomplishments and drive continued success."
Clark, 52, joined Delphi as CFO, became senior vice president in 2012 and was named executive vice president in 2013. Clark began his career in the automotive industry working in the finance departments of Chrysler Corp. and Federal Mogul Corp.

Prior to his role as president of Praxair U.S. Industrial Gases, Murphy was president, Praxair Surface Technologies and Electronic Materials. He has also served as the CFO for MEMC Electronic Materials, Inc. (now known as SunEdison), corporate controller of Praxair, and vice president of finance of Praxair Asia, in Shanghai. He began his career in the military serving as an infantry officer in the U.S. Marine Corps. He received a MBA from Harvard University and a bachelor’s degree in business administration from Marquette University.

“Mark brings outstanding expertise to Delphi,” O’Neal said. “He has a broad range of financial and operating experience in senior management positions with large and complex global companies. We welcome him to our leadership team.”

About Delphi
Delphi Automotive PLC (NYSE: DLPH) is a leading global supplier of technologies for the automotive and commercial vehicle markets. Headquartered in Gillingham, U.K., Delphi operates major technical centers, manufacturing sites and customer support services in 32 countries, with regional headquarters in Bascharage, Luxembourg; Sao Paulo, Brazil; Shanghai, China and Troy, Michigan, U.S. Delphi delivers innovation for the real world with technologies that make cars and trucks smarter and safer as well as more powerful and efficient. Visit www.delphi.com.

Forward-Looking Statements
This press release, as well as other statements made by Delphi Automotive PLC (the “Company”), contain forward-looking statements that reflect, when made, the Company's current views with respect to current events and financial performance. Such forward-looking statements are subject to many risks, uncertainties and factors relating to the Company's operations and business environment, which may cause the actual results of the Company to be materially different from any future results. All statements that address future operating, financial or business performance or the Company's strategies or expectations are forward-looking statements. Factors that could cause actual results to differ materially from these forward-looking statements are discussed under the captions “Risk Factors” and “Management's Discussion and Analysis of Financial Condition and Results of Operations” in the Company's filings with the Securities and Exchange Commission. New risks and uncertainties arise from time to time, and it is impossible for us to predict these events or how they may affect the Company. It should be remembered that the price of the ordinary shares and any income from them can go down as well as up. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events and/or otherwise, except as may be required by law.

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CONTACTS

Investor Contact:
Jessica Holscott, 248.813.2312
Jessica.Holscott@delphi.com

Media Contact:
Claudia Tapia, 248.813.1507
Claudia.Tapia@delphi.com